Exhibit 4.1

[Form of Stock Certificate]

STATE OF DELAWARE

CERTIFICATE NO.	NUMBER OF SHARES

MF GLOBAL HOLDINGS LTD.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Authorized [ — ] Common Shares Par Value $1.00 Per Share

This certifies that              is the owner of                     (            ) Shares of the Common Stock, par value $1.00 per share, of MF GLOBAL HOLDINGS LTD., a Delaware corporation (the “Corporation”), fully paid and non-assessable, transferable only upon the books of the Corporation, in person or by Attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers, and its Corporate Seal to be hereunto affixed this      day of January, 2010.

Jacqueline M. Giammarco	Bernard W. Dan
Secretary	Chief Executive Officer

Stock Certificate (Front)

FOR VALUE RECEIVED,                          does hereby sell, assign and transfer unto                         (            ) Shares represented by the within Certificate, and does hereby irrevocably constitute and appoint                         as its attorney to transfer such Shares on the books and records of the Corporation with full power of substitution in the premises.

Dated:                     , 20    .

In presence of:	Stockholder:

Name:	Name:

The Corporation is authorized to issue more than one class of stock or more than one series of any class and the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Until the Distribution Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement, dated as of July 9, 2007 (as such may be amended from time to time, the “Rights Agreement”), between MF Global Holdings Ltd. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for Common Shares or other securities or assets of the Company, may expire, may become void (if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of Common Shares represented by this certificate without charge promptly after the receipt of a written request therefor.

Stock Certificate (Back)